Exhibit 32.2

SECTION 1350 CERTIFICATION

OF CHIEF FINANCIAL OFFICER

Constellation Brands, Inc.

Form 10-K for Fiscal Year Ended February 29, 2012

In connection with the Constellation Brands, Inc. Annual Report on Form 10-K for the Fiscal Year Ended February 29, 2012, I, Robert Ryder, certify pursuant to 18 U.S.C. Section 1350 that, to the best of my knowledge:

1. The Annual report on Form 10-K for the Fiscal Year Ended February 29, 2012 of Constellation Brands, Inc. fully complies with the requirements of section 13(a) or 15(d) of the Securities Exchange Act of 1934 (15 U.S.C. 78m or 78o(d)); and

2. The information contained in the periodic report on Form 10-K for the Fiscal Year Ended February 29, 2012 of Constellation Brands, Inc. fairly presents, in all material respects, the financial condition and results of operations of Constellation Brands, Inc.

Dated: April 30, 2012	/s/ Robert Ryder
Robert Ryder,
Executive Vice President and Chief Financial Officer